Exhibit 99.1
For Immediate Release
Builders FirstSource Exiting New Jersey Market
October 16, 2008 (Dallas, TX) — Builders FirstSource, Inc. (NASDAQ: BLDR), a leading supplier and manufacturer of structural and related building products, announced its decision to exit the New Jersey market. The Company operated a distribution center, a manufacturing facility and three showrooms. We expect to have facility closure costs and possibly further asset impairments related to these facilities in the fourth quarter of 2008. The estimated cash savings over the next two years is $5 to $7 million.
Floyd Sherman, Builders FirstSource Chief Executive Officer, said, “These difficult and unprecedented economic times forced us to make very hard decisions to maintain the Company’s financial health. Our employees in New Jersey made every effort to successfully implement our business model in this market. I commend our employees for their efforts, but we do not see enough long-term potential to support continuing our operations in New Jersey. With the continued difficult economic conditions, we decided to exit this market now, rather than continue our efforts with the probability of exiting the market at a later date. We see challenging times ahead of us, but we will continue our focus on maintaining the financial health of the Company during this difficult period.”
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 12 states, principally in the southern and eastern United States, and has 65 distribution centers and 61 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
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Contact:

Katie E. Murphree	Charles L. Horn
Director Financial Reporting	Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.	Builders FirstSource, Inc.
(214) 880-3500	(214) 880-3500